Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of Scilex Holding Company

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2022 Equity Incentive Plan, 2022 Employee Stock Purchase Plan and 2023 Inducement Plan of Scilex Holding Company of our report dated May 13, 2022, with respect to the consolidated financial statements of Scilex Holding Company included in its Prospectus dated December 27, 2022, filed with the Securities and Exchange Commission (the SEC) on December 27, 2022 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (File No. 333-268603), relating to the Registration Statement on Form S-1 (File No. 333-268603), filed with the SEC on November 30, 2022 (as amended on December 20, 2022).

/s/ Ernst & Young LLP

San Diego, California
January 17, 2023